Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-224978) pertaining to the 2018 Stock Option and Incentive Plan of Repligen Corporation, and
(2)	Registration Statement (Form S-8 No. 333-196456) pertaining to the Repligen Corporation Amended and Restated 2012 Stock Option and Incentive Plan;

of our reports dated February 26, 2026, with respect to the consolidated financial statements of Repligen Corporation and the effectiveness of internal control over financial reporting of Repligen Corporation, included in this Annual Report (Form 10-K) of Repligen Corporation for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 26, 2026